UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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Republic First Bancorp, Inc.
(Name of Registrant as Specified In Its Charter)

DRIVER MANAGEMENT COMPANY LLC Driver Opportunity Partners I LP J. Abbott R. Cooper Peter B. Bartholow Pamela D. Bundy Richard H. Sinkfield III
(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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Driver Management Company LLC, together with the other participants named herein (collectively, “Driver”), has filed a definitive proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2022 annual meeting of shareholders of Republic First Bancorp, Inc., a Pennsylvania corporation.

Item 1: On July 6, 2022, J. Abbott R. Cooper, Managing Member of Driver Management Company LLC, was quoted in the following article in the Philadelphia Business Journal:

Appeals court overturns appointment of Republic First custodian; frees Madonna faction to fill board seat, remove Hill as CEO

Philadelphia Business Journal

By Jeff Blumenthal

July 6, 2022

The Third Circuit Court of Appeals on Wednesday reversed a trial judge’s ruling that appointed a custodian to quell the warring factions on the board of Republic First Bancorp, clearing the way for the slim majority that oppose CEO Vernon Hill to fill a vacancy created by the May 10 death of director Theodore Flocco.

It could also act to remove Hill as CEO and take full control of the bank.

The panel consisting of Judges Kent A. Jordan, David J. Porter and Peter J. Phipps said that there were “no solid grounds for appointing a custodian.” U.S. District Judge Paul Diamond appointed Faegre Drinker Biddle & Reath Chairman Emeritus Alfred Putnam to serve as custodian on May 31 in response to a lawsuit filed by Hill’s board faction that also includes Barry Spevak and Brian Tierney.

They argued that the opposing faction led by bank founder Harry Madonna had already removed Hill as chairman of Philadelphia-based Republic First (NASDAQ: FRBK) and were planning on ousting him as CEO, despite the fact that they did not have quorum of five directors present. As a result the Hill faction sought emergency relief that Diamond ultimately granted after a mandated cooling off period.

The Third Circuit’s 30-page opinion, though, said the bank’s bylaws obligate a majority of the directors to fill the vacancy resulting from Flocco’s death, regardless of any quorum requirement.

And because Madonna’s faction — including Andrew Cohen, Lisa Jacobs and Harris Wildstein — now makes up the majority of directors after Flocco’s death, the Third Circuit said they can fill the vacancy “at least until the upcoming annual shareholders meeting where the shareholders will have an opportunity to alter the Board’s composition.” That shareholders meeting has been delayed due to an investigation into alleged insider dealings by Hill and his family.

“The fact that the Madonna directors’ current conquest of the board came about through a sad and unexpected event – rather than through a shareholder vote – does not justify judicial intervention,” the Third Circuit wrote. “The bylaws, duly adopted by Republic First’s shareholders, provide a contingency plan for this exact situation. By jettisoning that contingency plan and appointing a custodian, the District Court abused its discretion. We will therefore reverse and remand for proceedings consistent with this opinion.”

The ruling said that under Pennsylvania law a court has the power to appoint a custodian to take control of a corporation if the corporation’s board of directors is deadlocked or if the directors’ acts are “illegal, oppressive, fraudulent, or wasteful.” But it said Republic First is not such an extreme case, “though its facts are dramatic.”

Republic First’s board had been evenly split at 4-4 since March until Flocco’s death, with competing visions for the bank’s future.

The opinion was critical of Diamond’s process that led to Putnam’s appointment. Nine days after Hill’s lawsuit was filed, the opinion noted that Diamond appointed Putnam to take control of Republic First and to hold a special shareholders’ meeting to fill the vacant board seat. A month later it said Diamond, without prompting from any shareholder or board member, directed Putnam to add an additional seat to the board and to fill that seat at the special shareholders’ meeting as well.

“The District Court’s decision to displace the corporate governance structure of a publicly traded company, while no doubt well-intended, did not reflect the required caution, circumspection, or justification for such a drastic step,” the ruling said. “Republic First’s bylaws provide instructions for how the board should proceed after the death of a director, and, in this case, the Madonna directors followed those instructions. They were and are entitled to fill the vacancy, thus presumptively giving them a board majority. The District Court abused its discretion by hastily supplanting the bylaws with its own process for filling the vacancy. Because the Madonna directors were acting pursuant to the bylaws when they took steps to appoint a new director, there was no deadlock, illegality, oppression, or any other ground for appointing a custodian for Republic First.”

Diamond had ordered Putnam to conduct a special meeting later this month to replace Flocco and add a ninth director to eliminate the possibility of future 4-4 deadlocks.

That special meeting will no longer be on the table. Madonna’s faction can not only fill the Flocco vacancy but also replace Hill as CEO. Madonna is serving as chairman of the board since replacing Hill days after Flocco’s death.

Neither the Hill nor Madonna group could be immediately reached for comment. The two activist investors who have been opposing Hill’s leadership at the bank — Abbott Cooper of New York’s Driver Management Co. and another led by South Jersey power broker George Norcross, former TD Bank U.S. CEO Greg Braca and Parker McKay CEO Philip Norcross — were quick to sound off on the Third Circuit’s opinion.

Cooper called it well reasoned and said he was “very happy with the result. We look forward to getting on with the annual meeting. It returns the company to normal function.” The Norcross-Braca group also applauded the decision, taking shots at Hill’s stormy departures from leadership roles at Commerce Bancorp and Metro Bank U.K. in the process.

Diamond had said the annual shareholder meeting would have most likely been held in the fall. Republic First’s auditor, Crowe, requested that law firm WilmerHale conduct an independent investigation into allegations of self-dealing by Hill’s family and allies that were made by Madonna’s faction in March and then mentioned in a lawsuit by the Norcross group. That lawsuit has since been dropped.

Hill, Spevak and Flocco were up for re-election at this year’s meeting.

Madonna founded Republic First in 1988 and served as chairman and CEO until being replaced by Hill as chairman in 2016 and CEO in 2021. Madonna originally brought Hill aboard in 2008 as a strategic and financial advisor. Since that time, Republic Bank has grown from $700 million in assets to $5.6 billion and increased its number of retail branches from eight to 36.

In the process, Republic adopted many of the strategies Hill employed during his time leading Commerce Bank, such as free checking, coin-counting machines, pet treats, and longer hours. But some investors have complained that the bank’s fast-growth strategy cut into its stock and financial performance. Hill argues that the growth will set the bank up for long-term success.

The proxy battle started in late October when Republic First talked about raising capital to fuel more growth, which was opposed by Cooper, who complained about the bank’s relatively low earnings per share and stock price compared to its peers. Cooper nominated his board slate in December and Republic First delayed the capital raise indefinitely in January. The Norcross-Braca group joined the fray on Jan. 31 but missed the deadline to nominate board candidates for the annual meeting. It endorsed the Driver slate but has also offered to buy a majority stake in Republic First.

Madonna publicly flipped on Hill when Madonna’s employment contract was not renewed by the bank in late February, opening another opposing force against management.

Item 2: On July 7, 2022, J. Abbott R. Cooper, Managing Member of Driver Management Company LLC, was quoted in the following article in American Banker:

Appeals court reverses 'well intentioned' Republic First ruling

American Banker

By John Reosti

July 7, 2022

A contentious battle for control of Republic First Bancorp in Philadelphia will have to go forward without a court-appointed mediator.

Late Wednesday, A three-judge Appeals Court panel overruled a ruling by District Court Judge Paul Diamond, who found that filling a vacancy on Republic First’s eight-member board required the agreement of five of the remaining seven directors, not four.

The 30-page decision, authored by Judge Kent Jordan, called Diamond, who declared the $5.7 billion-asset company’s board to be deadlocked and appointed a prominent Philadelphia attorney as custodian to oversee the election of new directors, “well intentioned,” but concluded he overstepped his authority nonetheless.

According to Jordan, who has sat on the U.S. Court of Appeals for the Third Circuit since December 2006, Republic First’s bylaws clearly allow for a majority of remaining directors — not the customary five normally required to make a quorum — to fill a vacant board seat.

Jordan's ruling clears the way for a four-member faction of Republic First’s board led by Chairman and Founder Harry Madonna to fill the seat left vacant by the death of director Theodore Flocco on May 10 — and potentially replace CEO Vernon Hill.

The Madonna faction already voted to remove Hill as chairman on May 13, replacing him with Madonna. They were blocked from going further when Hill and his allies filed suit in the U.S. District Court for the Eastern District of Pennsylvania. That suit led to Diamond’s appointment of Alfred Putnam, chairman emeritus at Faegre Drinker Biddle and Reath in Philadelphia, on May 31.

The Madonna faction appealed Diamond’s decision to the Third Circuit.

Wednesday’s ruling also throws into question arrangements Putnam made to hold a special meeting to fill the vacant eighth board seat and possibly a ninth. Diamond had directed that a special meeting be scheduled no later than July 10. In court documents last month, however, Putnam stated the July 10 deadline couldn’t be met. Putnam requested an extension to July 29.

In addition to squaring off with the Madonna-led faction on Republic First’s board, Hill is dealing with two separate activist investor campaigns. One is led by New York investor Abbott Cooper, founder and managing member of Driver Management, and the second is headed by New Jersey insurance executive George Norcross and former TD Bank President and CEO Greg Braca.

Both activist groups, along with Hill and his allies on the board, have nominated candidates for the director positions to be voted on at the planned special meeting. The Norcross-Braca group nominated Braca. Cooper and Driver nominated Peter Bartholow, former chief financial officer at Dallas-based Texas Capital Bancshares. Hill and his supporters nominated Brian Ford, a retired partner at Ernst and Young.

One of the few issues on which Hill and his allies and the Madonna faction agree is that a special meeting may not be necessary at all.

According to a June 26 letter from Michael Schwartz to Appeals Court Clerk Patricia Dodszeweit, both groups believe Republic First “[will] be in a position” to hold its annual meeting in September, at which time elections for three of the eight board seats, including the vacant seat, are scheduled to be held.

“Thus, all seven Board members unanimously supported filling the vacancy at the annual meeting in September, not at a special shareholders’ meeting in July,” Swartz noted.

Cooper called the appellate decision “well reasoned,” adding it rectified Diamond’s “total disregard for Republic First as a corporate entity.”

“For a judge to appoint a custodian who is wholly unaccountable to shareholders to take control of a solvent, operating public corporation … is a complete insult to any notion of shareholder rights and established Pennsylvania law — so we are very happy with the result,” Cooper added.

The Norcross-Braca group also applauded the appeals court’s decision, which it claimed paves the way for Hill’s removal as CEO.

In his decision, which was joined by Judge Peter Phipps and Judge David Porter, Jordan found that Diamond’s action appointing a custodian for Republic First  “did not reflect the required caution, circumspection, or justification for such a drastic step.”

A spokesman for Hill did not respond to a request for comment by deadline.